PHARMAUST LIMITED
ACN 094 006 023
(Vendor)

and

VENTUREPHARM LABORATORIES LIMITED
(Purchaser)

SHARE SALE AGREEMENT

STEINEPREIS PAGANIN
Lawyers & Consultants

THIS AGREEMENT is made the 28th day of March 2008

BETWEEN

PHARMAUST LIMITED (ACN 094 006 023) of 71 Division Street, Welshpool, Western Australia (**Vendor**);

AND

VENTUREPHARM LABORATORIES LIMITED, a company incorporated pursuant to the laws of Cayman Islands (**Purchaser**).

RECITALS

A. PharmAust Chemistry is the recorded holder of the Sale Shares.

B. The Vendor is the legal and beneficial owner of all of the issued capital of PharmAust Chemistry.

C. The Vendor agrees to procure the sale by PharmAust Chemistry of, and the Purchaser agrees to purchase, the Sale Shares on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

Agreement means the agreement constituted by this document and includes the recitals.

Business Day means:

(a) for the purposes of clause 10.3 , a day on which banks are open for business in the city where the notice or other communication is received, excluding a Saturday or a Sunday or a public holiday; and

(b) for all other purposes, a day on which banks are open for business in Perth, Hong Kong and Beijing, excluding a Saturday or a Sunday or a public holiday.

Company means Commonwealth Biotechnologies Inc., a company established under the laws of the State of Virginia.

Completion means completion of the sale and purchase of the Sale Shares in accordance with clause 5.

Completion Date means the date determined in accordance with clause 5.1.

Conditions means the conditions precedent set out in clause 2.1.

Consideration means the sum of US$3,117,500.

Deposit Escrow Agreement means the escrow agreement to be entered into by the Parties and the Escrow Agent pursuant to which the Escrow Amount is to be held in escrow on the terms and subject to the conditions contained therein.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above but excludes any Tax.

End Date means that date which is 3 months after the Execution Date or such other date as agreed by the Parties in writing.

Escrow Account means the Deposit Escrow Account established by the Escrow Agent in accordance with the Deposit Escrow Agreement.

Escrow Agent means Allens Arthur Robinson of 49/F One Exchange Square, 8 Connaught Place, Central Hong Kong.

Escrow Amount means the sum of the consideration being US$3,117,500.

Execution Date means the date on which the Parties sign this Agreement.

Government Agency means a government or government department, a governmental or semi-governmental or judicial person (whether autonomous or not) charged with the administration of any applicable law.

Hong Kong means the Hong Kong Special Administrative Region of the People's Republic of China.

Party means a party to this Agreement.

PharmAust Chemistry means PharmAust Chemistry Limited (ABN 45 112 931 334) of 71 Division Street, Welshpool, Western Australia.

Registration Agreement means the Registration Rights Agreement entered into between PharmAust Chemistry and the Company dated 9 February 2007 dealing with registration of the Sale Shares.

Sale Shares means 2,150,000 fully paid shares of common stock of the Company.

Security Interest means an interest or power:

(a) reserved in or over an interest in any asset including, but not limited to, any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above, but specifically excludes all rights, obligations or requirements arising under the Registration Agreement or the Voting Lock-Up Agreement.

Surviving Provisions means clauses 1, 8.2, 8.3, 9 and 12.

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Government Agency under any tax law and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

US$ means the lawful currency of the United States of America.

Voting and Lock-Up Agreement means the Voting and Lock-Up Agreement entered into among the Vendor, PharmAust Chemistry and the Company on 9 February 2007 in relation to the Vendor's rights and obligations in relation to the Sale Shares.

Warranties means the warranties and representations set out in clause 6.1.

1.2 Interpretation

In this Agreement unless the context otherwise requires:

(a) headings are for convenience only and do not affect its interpretation;

(b) an obligation or liability assumed by, or a right conferred on, 2 or more Parties binds or benefits all of them jointly and each of them severally;

(c) the expression **person** includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d) a reference to any Party includes that Party's executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e) a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f) a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g) words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h) reference to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement; and

(i) where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning.

1.3 **Business Day**

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

2. **CONDITIONS**

2.1 **Conditions**

Clauses 3, 4 and 5 of this Agreement are subject to and conditional upon:

(a) the Vendor obtaining all necessary shareholder and regulatory approvals required to complete the transactions contemplated by this Agreement;

(b) the Purchaser obtaining all necessary shareholder, regulatory and other relevant approvals required to complete the transactions contemplated by this Agreement;

(c) the Purchaser and the Company entering into a registration agreement and a voting and lock-up agreement;

(d) there having been no breach of any of the Warranties;

(e) no notice, order, judgment, action or proceeding of any court, arbitrator, governmental authority, statutory or regulatory body having been served, issued or made which restrains, prohibits or makes unlawful any transaction contemplated by this Agreement or which may adversely affect the right of the Purchaser to own the legal and beneficial title to the Sale Shares, free of Security Interests, following Completion; and

(f) the Parties and the Escrow Agent executing the Deposit Escrow Agreement by no later than 7 days from the Execution Date.

2.2 **Conditions cannot be waived**

The Conditions contained in clauses 2.1(a), 2.1(b), 2.1(c) and 2.1(f) in this Agreement can not be waived.

2.3 **Satisfaction or waiver**

If:

(a) the Conditions (other than the Condition in clause 2.1(f)) are not satisfied in accordance with the provisions of this Agreement on or before the End Date (as varied or extended by the Parties in writing); or

(b) the Condition in clause 2.1(f) is not satisfied on or before the date that is 7 days from the Execution Date (or such other date as agreed by the Parties in writing),

this Agreement shall be deemed to be at an end and of no force or effect with no Party being subject to any of the obligations contained in this Agreement and with no Party claiming any rights at law or in equity against any other Party

save for the performance of those covenants and agreements (if any) which should have already been performed and all damages for breach of the same.

2.4 Best endeavours

The Purchaser must use its best endeavours to satisfy the Conditions contained in clause 2.1(b) and 2.1(c). The Vendor must use its best endeavours to satisfy the Conditions contained in clause 2.1(a) and 2.1(d).

2.5 Notice

The Purchaser and the Vendor must promptly notify the other in writing if any of the Conditions are satisfied or cannot be satisfied.

---

3. SALE AND PURCHASE

3.1 Sale Shares

Subject to clauses 2 and 7, on the Completion Date the Vendor must procure the sale by PharmAust Chemistry and the Purchaser must purchase the Sale Shares for the Consideration free of all Security Interests and other third party interests or rights whatsoever, in the manner detailed in clause 5.

3.2 Associated rights

The Vendor must procure the sale by PharmAust Chemistry of the Sale Shares together with all rights attached to them as at the date of this Agreement and all those rights which accrue between the date of this Agreement and Completion, subject to the provisions of clause 5. The Vendor shall procure that PharmAust Chemistry hold on trust for the Purchaser all dividends, interests, monies or rights arising from or accruing to the Sale Shares during the period between the Execution Date and the Completion Date and shall on demand procure that PharmAust Chemistry pay or otherwise transfer such dividends, interests, monies or rights to the Purchaser or its nominee(s).

3.3 Voting prior to Completion

The Vendor covenants that it will consult with the Purchaser with respect to the exercise of PharmAust Chemistry's voting power in respect of the Sale Shares on any matters put forward by the Company for shareholder approval between the Execution Date and the Completion Date.

---

4. CONSIDERATION

4.1 Consideration

The Consideration is payable by the Purchaser by a cash payment of US$3,117,500 which shall be paid within 7 days of the Execution Date into the Escrow Account to be held in escrow by the Escrow Agent pursuant to the terms and conditions of the Deposit Escrow Agreement.

4.2 Escrow

The Parties acknowledge and agree that subject to the Deposit Escrow Agreement:

(a) the Purchaser shall deposit the Escrow Amount with the Escrow Agent pursuant to the terms and conditions of the Deposit Escrow Agreement;

(b) the Escrow Amount shall be held in escrow by the Escrow Agent until the earlier of:

(i) the date Completion occurs; and

(ii) the termination of this Agreement in accordance with its terms;

(c) on the Completion Date and provided that the Vendor has performed its obligations in accordance with clause 5.2, the Purchaser must notify the Escrow Agent immediately that the Escrow Amount is payable to the Vendor in accordance with clause 5(d) of the Deposit Escrow Agreement; and

(d) if Completion fails to take place on or before the End Date, or this Agreement is otherwise terminated in accordance with its terms the Vendor must notify the Escrow Agent immediately that the Escrow Amount is payable to the Purchaser in accordance with clause 5(a) of the Deposit Escrow Agreement.

5. COMPLETION

5.1 Completion Date

Completion must take place at the offices of the Vendor at 12:00 pm on the day which is 2 Business Days after satisfaction of the Conditions, or any other time, date and place as the Purchaser and Vendor agree.

5.2 Vendor obligations at, and from, Completion

At Completion, the Vendor must:

(a) give the Purchaser original share certificates or holding statements for the Sale Shares (if any) or other written evidence in a form acceptable to the Purchaser of PharmAust Chemistry's ownership of the Sale Shares;

(b) give the Purchaser completed registrable transfers for the Sale Shares in favour of the Purchaser (as transferees) which have been duly executed by PharmAust Chemistry (as transferor);

(c) deliver to the Purchaser a certificate signed by a director of the Vendor, dated as of the Completion Date, that each of the Warranties is true and accurate and not misleading as at Completion;

(d) (if required by the Purchaser) deliver to the Purchaser irrevocable powers of attorney (in such form as the Purchaser may reasonably require) executed by PharmAust Chemistry in favour of the Purchaser to enable the Purchaser (pending the registration of the transfer of the Sale

Shares) to exercise all voting and other rights attaching to the Sale Shares and to appoint proxies for this purpose;

(e) execute or cause to be executed and deliver to the Purchaser such other documents as may be necessary to register the Sale Shares in the name of the Purchaser; and

(f) deliver to the Purchaser a duly executed waiver and general release and deed of settlement (if applicable) in form satisfactory to the Purchaser in respect of any claims or actions which the Vendor or its affiliates have or may have against the Company or any of its affiliates save for any claim or action which the Purchaser may specifically request the Vendor to initiate in its name to perfect the Purchaser's interest in, or title to, the Sale Shares, in which case, the Vendor shall act in accordance with the instructions of the Purchaser.

5.3 Purchaser obligations at Completion

Subject to the Vendor's performance of the Vendor's obligations under clause 5.2, at Completion the Purchaser must deliver the notification referred to in clause 4.2(c) of this Agreement to the Escrow Agent.

5.4 Simultaneous Completion and Right to Terminate

(a) The Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

(b) If the foregoing provisions of **clause 4.2**, and this **clause 5** are not fully complied with by any Party (the **"Defaulting Party"**) by or on the date set for Completion, the other Party (the **"Non-Defaulting Party"**) shall be entitled (in addition to and without prejudice to all other rights or remedies available to the Non-Defaulting Party including the right to claim damages) by written notice to the Defaulting Party served on such date to:

(i) effect Completion so far as practicable having regard to the defaults which have occurred;

(ii) fix a new date for Completion (being a date no later than five Business Days after the agreed date for Completion), in which case the foregoing provisions of this **clause 5.4** shall apply to Completion as so deferred; or

(iii) elect to terminate this Agreement, whereupon all rights and obligations of the Parties shall cease to have effect, provided however that (a) the Surviving Provisions shall continue in force following the termination of this Agreement; and (b) the termination of this Agreement shall be without prejudice to the rights and liabilities of each Party accrued prior to such termination.

6. WARRANTIES

6.1 Warranties and representations

Subject to the qualifications and limitations in clause 6.5, the Vendor warrants and represents to the Purchaser as at the date of this Agreement and each day up to and including Completion as follows:

(a) **Title:** PharmAust Chemistry is the legal and beneficial owner of the Sale Shares which are free of all Security Interests and other third party interests or rights.

(b) **Consents:** The Vendor is able to procure that PharmAust Chemistry sell and transfer the Sale Shares without the consent of any other person and free of any pre-emptive rights or rights of first refusal.

(c) **Fully paid:** The Sale Shares are fully paid and no money is owing in respect of them.

(d) **No legal impediment:** The execution, delivery and performance by the Vendor of this Agreement complies with:

(i) each law, regulation, authorisation, ruling, judgement, order or decree of any Government Agency;

(ii) the constitution or other constituent documents of the Vendor; and

(iii) any Security Interest or document which is binding on the Vendor in relation to the Sale Shares and the Company.

(e) **Authorisations:** The Vendor has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms.

(f) **Capacity:** The Vendor is an entity duly organised and validly existing under the laws of Australia and has the legal right and full power and authority to enter into and perform this Agreement and any other transaction documents in connection with the transactions contemplated hereby, which when executed will constitute valid and binding obligations on it, in accordance with their respective terms.

(g) **Exemption**: There is no restriction on assignment of the Sale Shares as contemplated by this Agreement and the transfer of the Sale Shares as contemplated hereunder falls within one of the available exemptions of transfer under the applicable US securities law.

6.2 Independent Warranties

Each of the Warranties is to be construed separately and independently of the others and is not limited by reference to or inference from any other Warranty or any other term of this Agreement.

6.3 Indemnity

The Vendor covenants and undertakes to and with the Purchaser to indemnify and hold harmless the Purchaser from and against any claim, action, damage, loss, liability, cost, charge, expense or outgoing which the Purchaser pays, suffers, incurs or is liable for in respect of or in connection with:

(a) any breach by the Vendor of any representation, warranty or covenant of the Vendor in this Agreement; and

(b) any breach by the Vendor of this Agreement,

except to the extent that the Warranty, or the Vendor's liability for the claim, action, damage, loss, liability, cost, charge, expense or outgoing are limited or qualified under clause 6.5.

6.4 Reliance

The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance on the Warranties and has been induced by them to enter into this Agreement.

6.5 Qualifications and limitations on claims

(a) The Purchaser acknowledges and agrees that the Vendor has disclosed against the Warranties, and the Purchaser is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances that:

   (i) are specifically provided for or described in this Agreement (including but not limited to the matters described in clause 7); or

   (ii) are specifically disclosed in the documentation set out in a letter of the date of this Agreement issued by the Vendor to the Purchaser and provided by the Vendor to the Purchaser.

(b) The Warranties are given subject to the specific disclosures described in clause 6.5(a). The Vendor will have no liability under the Warranties to the extent that specific disclosure is made against the Warranties under this clause 6.5.

(c) The Purchaser agrees that it must not make a claim, and it shall not be a breach of a Warranty, if the facts, matters or circumstances giving rise to the claim, action, damage, loss, liability, cost, charge, expense or outgoing, are specifically disclosed under clause 6.5(a).

---

7. ACKNOWLEDGEMENT

(a) The Purchaser expressly acknowledges that the Sale Shares are unregistered and will be subject to the terms and restrictions of the voting and lock-up agreement.

(b) The Purchaser further acknowledges and agrees as follows:

(i) The Purchaser is not a "U.S. person" as defined in Rule 902(k) of Regulation S ("Regulation S") under the US Securities Act of 1933 (the "US Securities Act") and is not acquiring the Sale Shares for the account or benefit of any U.S. person as so defined.

(ii) The sale and assignment of the Sale Shares to the Purchaser as contemplated herein have not been registered under the US Securities Act.

(iii) The Purchaser shall not sell, transfer or assign any of the Sale Shares, except in accordance with Regulation S or the registration requirements under the US Securities Act, or pursuant to an available exemption from any applicable requirements under the US Securities Act, and the certificate(s) evidencing the Sale Shares shall bear a restrictive legend to this effect.

(iv) The Purchaser agrees that it will conduct no hedging transactions with regard to the Sale Shares except in compliance with the US Securities Act.

---

8. DUTIES, COSTS AND EXPENSES

8.1 Duties

(a) Each of the Vendor and the Purchaser must pay in equal shares any Duty in respect of the execution, delivery and performance of:

(i) this Agreement; and

(ii) any Agreement or document entered into or signed under or in relation to this Agreement.

(b) A Party must pay any fine, penalty or other cost in respect of its failure to pay any Duty except to the extent that the fine, penalty or other cost is cause by an act or default on the part of the other Party.

8.2 Costs and expenses

Subject to clause 8.1, each Party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this Agreement or other agreement or document described in clause 8.1(a).

8.3 Costs of performance

Any action to be taken by the Purchaser or the Vendor in performing its obligations under this Agreement must be taken at its own cost and expense unless otherwise provided in this Agreement.

9. CONFIDENTIALITY

9.1 Terms to remain confidential

Each Party is to keep confidential the terms of this Agreement, and any other confidential information obtained in the course of furthering this Agreement, or during the negotiations preceding this Agreement (**Confidential Information**), and is not to disclose it to any person except:

(a) to employees, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b) with the consent of the other Party;

(c) if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d) if required by law or a stock exchange;

(e) if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f) if the information is generally and publicly available other than as a result of a breach of confidence; or

(g) to a financier or prospective financier (or its advisers) of a Party.

9.2 Disclosure of Information

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in clause 9.1.

9.3 Obligations continuing

The obligations under this clause 9 contain obligations, separate and independent from the other obligations of the Parties and remain in existence for a period of five (5) years from the Execution Date, regardless of any termination of this Agreement.

10. NOTICES

10.1 Requirements for Notice

Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed and prepaid mail or facsimile in each case addressed to the Party at its address set out in clause 10.2, or as the case may be to such other address as it may from time to time notify to the other Parties.

10.2 Address of Parties

The initial address of the Parties shall be as follows:

In the case of the Vendor:

PharmAust Limited
50 Derby Road
SUBIACO WA 6008
Facsimile: INT + (61 8) 3814056
Attention: Mr Simon Owen

In the case of the Purchaser:

Venturepharm Laboratories Limited
Venturepharm Tower, No. 3 in Jinzhuang, Si Ji Qing, Haidian District,
Beijing, China, 100097
Facsimile: INT + (86-10) 88500080
Attention: Mr Bill Guo

Change of Address

Each Party may from time to time change its address by giving notice pursuant to clause 10.1 to the other Parties.

10.3 Receipt of Notice

Any notice given pursuant to clause 10.1 will be conclusively deemed to have been received:

(a) in the case of personal delivery, on the actual day of delivery if delivered prior to 5 pm (local time) on a Business Day or on the next following Business Day if delivered after 5 pm (local time) on a Business Day or on a day other than a Business Day;

(b) if sent by mail, on the second clear Business Day after the day of posting; or

(c) if sent by facsimile, on the day the facsimile was sent by clear transmission.

10.4 Waiver

The non-exercise of or a delay in exercising any power or right of a Party does not operate as a waiver of that power or right, nor does any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right. A power or right may only be waived in writing, signed by the Party to be bound by the waiver.

11. FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this Agreement.

12. GOVERNING LAW AND PROCESS AGENT

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong and the courts which hear appeals therefrom.

The Vendor hereby irrevocably appoints the Escrow Agent as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Vendor for this purpose, the Vendor shall promptly appoint a successor agent satisfactory to the Purchaser, notify the Purchaser thereof and deliver to the Purchaser a copy of the new process agent's acceptance of appointment, provided that until the Purchaser receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Vendor for the purposes of this clause 12. The Vendor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Vendor.

13. VARIATION

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

14. MISCELLANEOUS

14.1 Severance

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

14.2 Entire Agreement

This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

14.3 Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

14.4 Time

Time shall be of the essence in this Agreement in all respects.

EXECUTED by the Parties as an Agreement.

EXECUTED BY	)
PHARMAUST LIMITED	)
ACN 094 006 023	)
in accordance with the Corporations Act:	)

Director

Director/Secretary

EXECUTED BY	)
VENTUREPHARM LABORATORIES LIMITED	)
in accordance with its constituent	)
documents and place of incorporation:	)

Director

Director/Secretary

EXECUTED by the Parties as an Agreement.

EXECUTED BY)
PHARMAUST LIMITED)
ACN 094 006 023)
in accordance with the Corporations Act:)

____
Director

____
Director/Secretary

EXECUTED BY)
VENTUREPHARM LABORATORIES LIMITED)
in accordance with its constituent)
documents and place of incorporation:)

William Xia Guo
____
Director

____
Director/Secretary

EXECUTED by the Parties as an Agreement.

EXECUTED BY)
PHARMAUST LIMITED)
ACN 094 006 023)
in accordance with the Corporations Act:)

____
Director

____
Director/Secretary

EXECUTED BY)
VENTUREPHARM LABORATORIES LIMITED)
in accordance with its constituent)
documents and place of incorporation:)

William Xia Guo
____
Director

____
Director/Secretary